Exhibit 77(I)

Terms of New or Amended Securities

1.         At the July 31, 2008 Board Meeting, the Board of Trustees of ING Investors Trust (“IIT”) approved the creation of ING American Funds World Allocation Portfolio and approved filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IIT’s registration statement registering shares of ING American Funds World Allocation Portfolio. In addition, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Portfolio.

2.         At the July 31, 2008 Board Meeting, the Board of Trustees of IIT approved the creation of ING Oppenheimer Active Asset Allocation Portfolio and approved filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IIT’s registration statement registering shares of ING Oppenheimer Active Asset Allocation Portfolio. In addition, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Portfolio.

3.         At the November 14, 2008 Board Meeting, the Board of Trustees of IIT approved the establishment of Adviser Class shares on behalf of ING Stock Index Portfolio.